                                                                      EXHIBIT 11

                             FISHER COMPANIES INC.

                       COMPUTATION OF PER SHARE EARNINGS

                                                   Three Months Ended March 31
                                                       1998           1997
                                                       ----           ----
Weighted average of common shares outstanding
  during the period                                  8,536,357      8,530,995
Dilutive effect of:
  Restricted stock rights                               24,990         22,029
  Stock options                                         21,799         14,113
                                                    ----------     ----------
     Weighted average shares outstanding
     assuming dilution                               8,583,146      8,567,137
                                                    ==========     ==========

Net income                                          $3,375,000     $3,881,000
                                                    ==========     ==========

Net income per common share                               $.40           $.45
                                                          ====           ====

Net income per common share assuming dilution             $.39           $.45
                                                          ====           ====

Share amounts have been adjusted to reflect the two-for-one stock split that was effective March 6, 1998.